PRESS RELEASE

Exhibit 99.1

Avnet, Inc. Announces 6.25 Percent Dividend Increase and
$250 Million Expansion of Share Repurchase Authorization

Phoenix, August 14, 2015 - Avnet, Inc. (NYSE:AVT) announced today that its Board of Directors approved a 6.25 percent increase in the quarterly cash dividend to $0.17 per share. The dividend will be paid on September 18, 2015 to shareholders of record as of the close of business on September 9, 2015.

In addition, Avnet’s Board of Directors approved an expansion of its current share repurchase authorization by $250 million. Since the inception of the repurchase program in August of 2011, Avnet has approved a cumulative total of $1.25 billion toward share purchases. During this time, the Company has purchased approximately $762 million of shares.

Rick Hamada, Avnet Chief Executive Officer, commented, “Our strong financial position and cash generation profile provides us the foundation to continue with our consistent capital allocation priorities of investing in organic growth initiatives, value-creating acquisitions and returning capital to shareholders. We believe now is an appropriate time to increase both our dividend and share repurchase authorization. Growing our dividend aligns with our strategy to provide a predictable amount of return of capital to shareholders, while our disciplined share repurchase program provides an opportunistic approach to enhancing this return when we determine our own equity represents a compelling value.”

Taken together, Avnet’s dividend and disciplined share repurchase program have returned approximately $932 million to shareholders over the past four years.

Forward Looking Statements
This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances.

About Avnet
From components to cloud and design to disposal, Avnet, Inc. (NYSE: AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $27.9 billion for the fiscal year 2015. For more information, visit www.avnet.com. (AVT—IR)

Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com